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                                                                     EXHIBIT 8.1




                                January 20, 2000


Caremark Rx, Inc.
3000 Galleria Tower, Suite 1000
Birmingham, Alabama 35244


Ladies and Gentlemen:

         We have acted as special tax counsel to Caremark Rx, Inc. (the "Company") and to Caremark Rx Capital Trust I (the "Trust") in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act") of the 7% Shared Preference Redeemable Securities (SPuRS) (the "Preferred Securities"), 7% Convertible Subordinated Debentures due 2029 (the "Convertible Subordinated Debentures"), Common Stock, par value $.001 per share, of the Company, and the Guarantee by the Company of the Preferred Securities, as described in that certain Prospectus dated January 20, 2000 (the "Prospectus"), which is included in the Registration Statement on Form S-3 (File No. 333-90583 and 90583-01), filed with the Securities and Exchange Commission (the "Commission"). In connection therewith, you have requested our opinion with respect to (i) the classification of the Trust as a "grantor trust" for United States federal income tax purposes, (ii) the classification of the Convertible Subordinated Debentures as indebtedness of the Company for United States federal income tax purposes, and (iii) the accuracy of the discussion included in the Prospectus under the caption "Certain Federal Income Tax Consequences."

         All capitalized terms used herein without definition shall have the same meaning as in the Prospectus.

                        FACTS AND ASSUMPTIONS RELIED UPON


         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement, the Trust Agreement, the Indenture, and the Preferred Securities Guarantee. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals or, if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct,


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Caremark Rx, Inc.
January 20, 2000
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and that all obligations imposed by any such document on the parties thereto are enforceable and have been or will be performed or satisfied in accordance with their terms.

                                     OPINION

         Based upon and subject to the foregoing, it is our opinion that:

         (1) the Trust will be classified as a "grantor trust" and not as an association taxable as a corporation or a partnership for United States federal income tax purposes;

         (2) the Convertible Subordinated Debentures should be classified for United States federal income tax purposes as indebtedness of the Company; and

         (3) the discussion set forth in the Prospectus under the caption "Certain Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities.

         The opinion expressed herein is given as of the date hereof and is based on the Internal Revenue Code of 1986, as amended, the United States Treasury Regulations promulgated thereunder, current administrative positions of the United States Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such change could adversely affect the opinion rendered herein and the tax consequences to the Trust and to the holders of Preferred Securities. In addition, our opinion cannot be relied upon if any of the facts contained in the documents that we have examined, or if any of the assumptions that we have made, is, or later becomes, inaccurate.

         We will advise you of any facts or circumstances that come to our attention, or of any changes in law that occur, and which affect the opinion expressed herein, prior to the date that the Registration Statement is declared effective by the Commission. We assume no such obligation, however, to so advise you after such date.

         Finally, our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the Trust, the Convertible Subordinated Debentures or the Preferred Securities.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.



                                               Very truly yours,



                                                KING & SPALDING